EXHIBIT 99
[TD Banknorth Inc. Logo]



                                                                 News Release
                                                               Media Contact:
                                                            TD Banknorth Inc.
                                                            Jeffrey Nathanson
                                                               (207) 761-8517
                                            jeffrey.nathanson@tdbanknorth.com



FOR IMMEDIATE RELEASE
April 28, 2006

TD Banknorth Inc. To Webcast Its Annual Meeting
   * To be held at 10:30 a.m. on May 9, 2006 at the Portland Marriott at Sable Oaks in South Portland, ME


PORTLAND, Maine - April 28, 2006 - TD Banknorth Inc. (NYSE: BNK) announced today that its Annual Meeting of shareholders will be held at 10:30 a.m., May 9, 2006. The meeting, which will take place at the Portland Marriott at Sable Oaks in South Portland, Maine, is also being webcast.

The webcast is available through the Company's website on the Investor Relations page located at:
http://www.tdbanknorth.com/investorrelations/eventDetails.aspx?EventID=1229048

The webcast is also being distributed over Thomson Financial's Investor Distribution Network to both individual and institutional investors. Individual investors can listen to the meeting through Thomson's individual investor center at www.earnings.com or by visiting any of the investor sites in their Individual Investor Network. Institutional investors can access the meeting via Thomson StreetEventsT, a password protected event management site located at www.streetevents.com.

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At March 31, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.TDBanknorth.com.


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SOURCE: TD Banknorth Inc.
For more information call 800-462-3666